Exhibit 99.1

Form of Press Release Dated June 28, 2004

For immediate release	Contact: Debra Boyer
June 28, 2004	(317) 917-1298

National Wine & Spirits Announces its 2004 Financial Results

Indianapolis, Indiana, [June 28, 2004] — National Wine & Spirits, Inc. (NWS) announced today total revenue of $540.7 million and a net loss of $9.1 million for its fiscal year ended March 31, 2004. NWS’ operating results were adversely impacted by the previously announced loss of distribution rights in its Illinois business and costs associated with a product introduction in its U.S. Beverage import, craft beer and malt-based beverage distribution business.

	Years Ended March 31,
(in thousands)	2004	2003	2002
Net products sales	$513,615	$689,859	$659,594
Distribution fees	27,045	22,999	21,963

Total revenue	540,660	712,858	681,557

Gross profit	119,192	160,025	150,647

Operating expenses	120,270	144,550	131,025

Income (loss) from operations	(1,078)	15,475	19,622

Net income (loss)	$(9,124)	$15,789	$7,460

EBITDA	$11,778	$34,704	$27,669
Cases shipped (all products)	16,547	17,777	14,044
Cash provided by operating activities	16,005	15,185	22,030
Total Debt	$86,357	$98,303	$109,805

Total fiscal 2004 revenue declined by $172.2 million primarily due to the loss of Illinois distribution rights. Excluding Illinois, the product sales segment experienced an 8.9% increase in revenue for the year ended March 31, 2004 as compared to the prior annual period.

Net income and EBITDA declined $24.9 million and $22.9 million, respectively, for the year ended March 31, 2004 as compared to the prior year period. The drop in net income and EBITDA were primarily due to the reduction in product sales revenue of $176.2 million and increased brand spending of $5.1 million, as compared to the prior annual period in the product sales segment.

The Company’s loss for fiscal 2004 was $9.8 million before recording gains of $0.7 million from the repurchase of its senior notes in the open market. Net income for fiscal 2003 was $4.6 million before recording gains from the repurchase of senior notes of $2.0 million and one time payments received of $9.2 million.

Cash flow from operations for the year ended March 31, 2004 was $16.0 million, an increase of $0.8 million from the prior annual period.

EBITDA is a non-GAAP financial measure within the meaning of Regulation G. EBITDA is presented because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of debt service capability. Management also uses EBITDA to set targets and monitor and assess financial performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to net income or loss, or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance and cash flow prepared in accordance with generally accepted accounting principles.

The most comparable GAAP measure for EBITDA is net income or loss. Following is a reconciliation between net income or loss and EBITDA for the fiscal years 2000 through 2004:

	Years Ended March 31 (in thousands)
	2004	2003	2002	2001	2000
Net Income (loss)	(9,124)	15,789	7,460	14,125	4,420
Interest expense	8,826	9,308	11,934	13,214	13,274
Depreciation	5,947	7,188	6,561	7,046	7,270
Amortization	6,129	2,419	1,714	1,844	1,635

EBITDA	11,778	34,704	27,669	36,229	26,599

Indianapolis-based National Wine & Spirits, Inc. is one of the leading distributors of alcohol beverages in the U.S. NWS has a strong portfolio that includes brands from Fortune Brands, Diageo, Louis-Vuitton Moet Hennessey, Pernod Ricard, Constellation Brands, Brown-Forman, Beringer Wine, Allied Domecq, Sebastiani Winery, Banfi, Kendall Jackson, and Southcorp among others.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. A variety of factors could cause NWS’ actual results to differ from the reported results expressed in such forward-looking statements. A discussion of factors that could cause results to vary is included in NWS’ periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2004.